UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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the Securities Exchange Act of 1934 (Amendment No.             )

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Staples, Inc.
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STAPLES, INC.

Proxy Statement Relating to 2012 Annual Meeting of Stockholders

Supplemental Information Regarding Item 5 -

APPROVAL OF AMENDED AND RESTATED EXECUTIVE OFFICER INCENTIVE PLAN

Staples is seeking stockholder approval of amendments to, and a restatement of, the Executive Officer Incentive Plan (the “Annual Cash Plan”), as set forth in Staples' Proxy Statement dated April 23, 2012 (the “Proxy Statement”) relating to Staples' 2012 Annual Meeting of Stockholders to be held on June 4, 2012.  The purpose of this document is to correct errors in the “Annual Cash Plan Benefits” table appearing on page 62 of the Proxy Statement that resulted from a formatting problem in the preparation of such table.   The table is correctly reproduced below in full.  In addition, in the table below, the values in the column labeled “Threshold” are now presented using the same methodology for calculating minimum payment opportunities as used in other tables in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement.

The table below shows the threshold, target and maximum amounts payable under the 2012 Annual Awards.

Name of Individual and Title/Position or Identification of Group	Threshold ($)	Target ($)	Maximum ($)
Ronald L. Sargent	176,105	1,761,053	3,522,105
Chairman & Chief Executive Officer
John J. Mahoney	71,094	710,940	1,421,880
Vice Chairman & Chief Financial Officer
Michael A. Miles, Jr.	71,094	710,940	1,421,880
President & Chief Operating Officer
Joseph G. Doody	47,352	473,528	947,056
President, North American Delivery
Demos Parneros	47,352	473,528	947,056
President, US Retail

All current executive officers, as a group	453,718	4,537,189	9,074,377

All current directors, who are not executive officers, as a group*	—	—	—

All employees, including all current officers, who are not executive officers, as a group**	—	—	—
* Non-employee directors are not eligible to participate in the Annual Cash Plan.
** No employees, other than executive officers, participate in the Annual Cash Plan. Employees that are not executive officers and eligible for annual cash incentives participate in the Company's Key Management Bonus Plan.

May 10, 2012